Exhibit 10.9

CAPGROW HOLDINGS MEMBER LLC

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

DATED AS OF JANUARY 4, 2023

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Schedules and Exhibits

Schedule 3.1	Members, Addresses, Initial Capital Contributions and Initial Percentage Interests

Schedule 4.1(a)	Unanimous Actions
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AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT OF CAPGROW HOLDINGS MEMBER LLC (the “Company”), dated as of January 4, 2023, by and among Sculptor Diversified REIT Operating Partnership LP, a Delaware limited partnership (the “Majority Member”), and Sculptor RE Holdings XVII LLC, a Delaware limited liability company (the “Fund 3 Member”), and such other persons as shall hereinafter become members as hereinafter provided (each a “Member” and, collectively, the “Members”).

Preliminary Statement

WHEREAS, the Company was formed as a Delaware limited liability company pursuant to the filing of a Certificate of Formation in the office of the Secretary of State of the State of Delaware on December 12, 2014 (the “Certificate”);

WHEREAS, prior to the date hereof, (i) the Company was governed by that certain Limited Liability Company Agreement of the Company, dated as of December 12, 2014, by the Fund 3 Member as the sole member of the Company (the “Prior Agreement”), and (ii) the Company was a member of CapGrow Holdings JV LLC, a Delaware limited liability company (“CapGrow JV”);

WHEREAS, on the date hereof, (i) pursuant to that certain Membership Interest Purchase Agreement between the Members (the “Company MIPA”), the Majority Member is purchasing from Fund 3 Member a portion of the Fund 3 Member’s membership interest in the Company, (ii) the Majority Member is being admitted as an additional Member of the Company, (iii) pursuant to that certain Membership Interest Purchase Agreement between the Company and Matt Pettinelli (the “JV MIPA”), the Company is purchasing from Matt Pettinelli a portion of Matt Pettinelli’s membership interest in CapGrow JV, and (iv) the Company and Matt Pettinelli are entering into a Second Amended and Restated Limited Liability Company Agreement of CapGrow JV (as such agreement may be further amended from time to time, the “CapGrow JV Agreement”); and

WHEREAS, the Members desire to amend and restate the Prior Agreement to reflect the admission of the Majority Member as an additional Member of the Company, and to provide for the regulation and establishment of the affairs of the Company, the conduct of the Company’s business and the relations among them as Members of the Company.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Members hereby agree to amend and restate the Prior Agreement in its entirety as follows:

Article I

Definitions

Section 1.1.         Definitions. The following terms shall have the following meanings for purposes of this Agreement:

“Affiliate” means, with respect to any Person, (i) any other Person who Controls, is Controlled by or is under common Control with such Person, (ii) any director, officer, partner or employee of such Person or any Person specified in clause (i) above or (iii) any immediate family member of any Person specified in clause (i) or (ii) above.

“Agreement” means this Amended and Restated Limited Liability Company Agreement, as it may be amended, supplemented, restated or otherwise modified from time to time.

“Anti-Corruption Laws” means any applicable law, regulation, or rule related to combating corruption or bribery, including the United States Foreign Corrupt Practices Act of 1977 as amended, and the UK Bribery Act of 2010, as amended.

“Anti-Money Laundering Laws” means any applicable law, regulation, or rule related to combating money laundering, suspicious transactions, trade embargos, economic sanctions, or terrorist financing, including the US Bank Secrecy Act of 1986, the USA Patriot Act of 2001 (in each case to the extent applicable to the Members, the Company, the Subsidiaries, or to this Agreement), the SDN List or any similar list maintained by OFAC.

“Applicable Laws” means any law, regulation, or rule applicable to this Agreement, to the Company, to a Subsidiary, or to any Member or any Affiliate thereof, including the Anti-Corruption Laws and the Anti-Money Laundering Laws.

“Authorized Person” has the meaning given in Section 4.2(a).

“Available Cash” means, for any period, all Company receipts during such period derived from the conduct of the Company’s business or from financing obtained by the Company (excluding Capital Contributions, but including any reduction in Reserves), reduced by (i) all cash expenditures (including management and other fees and debt service) made by the Company during such period (but not including expenditures made from Capital Contributions during such fiscal period) and (ii) any additions to Reserves.

“Book Basis” means, with respect to any asset of the Company, the asset’s adjusted basis for federal income tax purposes, except as follows:

(a)       The initial Book Basis of any asset contributed by a Member to the Company shall be the gross fair market value of such asset.

(b)       The Book Basis of the Company Assets shall be adjusted to equal their respective gross fair market values if the Manager determines to restate Capital Accounts in accordance with the Regulations.

(c)       The Book Basis of any item of Company Assets distributed to any Member shall be adjusted to equal the gross fair market value of such asset on the date of distribution as determined by the Manager.

(d)       The Book Basis of Company Assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Section 1.704-1(b)(2)(iv)(m) of the Regulations and subparagraphs (vi) of the definitions of “Net Profits” and “Net Losses” herein; provided, however, that Book Basis shall not be adjusted pursuant to this subparagraph (d) to the extent that an adjustment pursuant to subparagraph (b) is required in connection with a transaction that would otherwise result in an adjustment pursuant to this subparagraph (d).

If the Book Basis of an asset has been determined or adjusted pursuant to subparagraph (a), (b) or (d), such Book Basis shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Net Profits and Net Losses.

“Business Day” means any day other than Saturday, Sunday or any other day on which commercial banks in New York, New York are generally closed for commercial banking business.

“Call Notice” has the meaning given in Section 9.3(a).

“Call Interest” has the meaning given in Section 9.3(b).

“CapGrow JV” has the meaning given in the preliminary statement to this Agreement.

“CapGrow JV Agreement” has the meaning given in the preliminary statement to this Agreement.

“CapGrow JV Capital Call Notice” means a notice to the Company (in its capacity as a member of CapGrow JV) calling for capital contributions from the Company to CapGrow JV.

“Capital Account” means, when used with respect to any Member, the capital account maintained for such Member in accordance with Section 5.7 hereof, as such capital account may be increased or decreased from time to time pursuant to the provisions of Section 5.7.

“Capital Contributions” means the amount of money and/or the agreed upon net fair market value of property contributed to the Company by a Member or its predecessor in interest on the date of contribution and shall include the contributions of such Member made pursuant to Section 5.1 and 5.2 and deemed made pursuant to Section 5.3.

“Certificate” has the meaning given in the preliminary statement to this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, or any successor statute. Any reference herein to a particular provision of the Code shall mean, where appropriate, the corresponding provision in any successor statute.

“Company” has the meaning given in the caption to this Agreement.

“Company Assets” means all right, title and interest of the Company in and to all or any portion of the Company’s direct or indirect interest in the Subsidiaries, the Properties (as defined in the CapGrow JV Agreement) and each or any other assets of the Company and its Subsidiaries.

“Company MIPA” has the meaning given in the preliminary statement to this Agreement.

“Company Nonrecourse Debt” has the meaning given the term “nonrecourse liability” in Regulation § 1.752-1(a)(2).

“Company Nonrecourse Deductions” has the meaning given the term “nonrecourse deductions” in Regulation § 1.704-2(b)(1) and Regulation § 1.704-2(b)(2). The amount of Company Nonrecourse Deductions for a Fiscal Year is determined in accordance with Regulation § 1.704-2(c).

“Control” (including its correlative meanings, “Controlled by” and “under common Control with”) means possession, directly or indirectly, of the power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise).

“Depreciation” means, for each Fiscal Year, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable with respect to an asset for such taxable year, except that if the Book Basis of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such Fiscal Year, Depreciation shall be an amount which bears the same ratio to such beginning Book Basis as the federal income tax depreciation, amortization, or other cost recovery deduction for such taxable year bears to such beginning adjusted tax basis; provided, however, that if the adjusted basis for federal income tax purposes of an asset at the beginning of such taxable year is zero, Depreciation shall be determined with reference to such beginning Book Basis using any reasonable method selected by the Manager.

“Distribution” means any cash, securities, property or other assets distributed to a Member by the Company.

“Fiscal Year” means the fiscal year for the Company that is designated by the Manager. As of the date hereof, the Fiscal Year is the calendar year ending on December 31 of each year.

“Fund 3 Member” has the meaning given in the caption to this Agreement.

“GAAP” means generally accepted accounting principles in effect from time to time in the United States of America.

“Governmental Entity” means (i) any national, federal, state or local, whether domestic or foreign, government, quasi-governmental entity, court, tribunal, commission, or any governmental bureau, or any regulatory, administrative or other agency, or (ii) any political or other subdivision, department, or branch of any of the foregoing.

“Interest” means the interest of a Member in the Company, including the right of such Member in the capital, profits and losses of, and Distributions from, the Company, and the right of such Member to any and all benefits to which such Member may be entitled under this Agreement.

“JV MIPA” has the meaning given in the preliminary statement to this Agreement.

“Liquidator” means (i) the Manager or (ii) such other Person who is appointed by the Manager or in accordance with applicable law to take all actions related to the winding up of the Company’s business and the distribution of the Company’s assets.

“LLC Act” means the Delaware Limited Liability Company Act, 6 Del. C. §§ 18-101, et seq., as it may be amended from time to time, and any successor to such statute.

“Lockout Date” has the meaning given in Section 9.2(a).

“Majority Member” has the meaning given in the caption to this Agreement.

“Manager” has the meaning given in Section 4.1(a).

“Member” has the meaning given in the caption to this Agreement.

“Member Nonrecourse Debt” means a partner nonrecourse debt within the meaning of Section 1.704-2(b)(4) of the Regulations.

“Member Nonrecourse Deductions” means the items of loss, deduction, and expenditure attributable to Member Nonrecourse Debt within the meaning of Section 1.704-2(i)(2) of the Regulations.

“Net Losses” means, for each Fiscal Year or other period, an amount equal to the excess of (a) the Company’s items of loss and deduction for such year or other period over (b) the Company’s items of income and gain for such year or other period, determined in accordance with Section 703(a) of the Code (including all items of income, gain, loss and deduction required to be stated separately under Section 703(a)(1) of the Code), with the following adjustments:

(i)          Any income of the Company that is exempt from federal income tax, and not otherwise taken into account in computing Net Losses, will be considered an item of income.

(ii)         Gain or loss resulting from any disposition of any Company Asset with respect to which gain or loss is recognized for federal income tax purposes will be computed by reference to the Book Basis of such asset, notwithstanding that the adjusted tax basis of such asset may differ from its Book Basis.

(iii)       Any increase or decrease to Capital Accounts as a result of any adjustment to the Book Basis of Company Assets pursuant to Section 1.704-1(b)(2)(iv)(f) of the Regulations shall constitute an item of income or loss, respectively.

(iv)       Any expenditures of the Company described in Section 705(a)(2)(B) of the Code or treated as Section 705(a)(2)(B) expenditures under Section 1.704-1(b)(2)(iv)(i) of the Regulations, and not otherwise taken into account in computing Net Losses, will be considered an item of deduction.

(v)        In lieu of depreciation, amortization and other cost recovery deductions taken into account in computing taxable income or loss, there will be taken into account the Depreciation for the taxable year or other period as determined hereunder.

(vi)       To the extent an adjustment to the adjusted tax basis of any of the Company Assets pursuant to Code Section 734(b) or Code Section 743(b) is required pursuant to Section 1.704-1(b)(2)(iv)(m)(4) of the Regulations to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Member’s Interest, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis of the asset) from the disposition of the asset and shall be taken into account for purposes of computing Net Losses.

(vii)      Notwithstanding any other provision of this definition, any items of income, gain, loss or deduction which are specially allocated pursuant to Section 6.2 shall not be taken into account in computing Net Losses.

The amounts of items of Company income, gain, loss or deduction available to be specially allocated pursuant to Section 6.2 shall be determined by applying rules comparable to those set forth in subparagraphs (i)-(vi) above.

“Net Profits” means, for each Fiscal Year or other period, an amount equal to the excess of (a) the Company’s items of income and gain for such year or other period over (b) the Company’s items of deduction and loss for such year or other period, determined in accordance with Section 703(a) of the Code (including all items of income, gain, loss and deduction required to be stated separately under Section 703(a)(1) of the Code), with the following adjustments:

(i)         Any income of the Company that is exempt from federal income tax, and not otherwise taken into account in computing Net Profits, will be considered an item of income.

(ii)        Gain or loss resulting from any disposition of any Company Asset with respect to which gain or loss is recognized for federal income tax purposes will be computed by reference to the Book Basis of such asset, notwithstanding that the adjusted tax basis of such asset may differ from its Book Basis.

(iii)       Any increase or decrease to Capital Accounts as a result of any adjustment to the Book Basis of Company Assets pursuant to Section 1.704-1(b)(2)(iv)(f) of the Regulations shall constitute an item of income or loss, respectively.

(iv)       Any expenditures of the Company described in Section 705(a)(2)(B) of the Code or treated as Section 705(a)(2)(B) expenditures under Section 1.704-1(b)(2)(iv)(i) of the Regulations, and not otherwise taken into account in computing Net Profits, will be considered an item of deduction.

(v)        In lieu of depreciation, amortization and other cost recovery deductions taken into account in computing taxable income or loss, there will be taken into account the Depreciation for the taxable year or other period as determined hereunder.

(vi)       To the extent an adjustment to the adjusted tax basis of any of the Company Assets pursuant to Code Section 734(b) or Code Section 743(b) is required pursuant to Section 1.704-1(b)(2)(iv)(m)(4) of the Regulations to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Member’s Interest, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis of the asset) from the disposition of the asset and shall be taken into account for purposes of computing Net Profits.

(vii)      Notwithstanding any other provision of this Paragraph, any items of income, gain, loss or deduction which are specially allocated pursuant to Section 6.2 of this Agreement shall not be taken into account in computing Net Profits.

The amounts of items of Company income, gain, loss or deduction available to be specially allocated pursuant to Section 6.2 of this Agreement shall be determined by applying rules comparable to those set forth in subparagraphs (i)-(vi) above.

“OFAC” means the Office of Foreign Assets Control at the United States Department of the Treasury.

“Percentage Interest” means, with respect to each Member as of any date, a percentage equal to the total Capital Contributions made or deemed made by such Member through such date, divided by the total Capital Contributions made or deemed made by all of the Members through such date. As of the date of this Agreement, the Majority Member’s Percentage Interest and the Fund 3 Member’s Percentage Interest are as set forth on Schedule 3.1 hereto.

“Permitted Transfer” has the meaning given in Section 9.1.

“Person” or “person” means an individual, corporation, association, partnership, limited liability company, trust, joint venture, business trust or unincorporated organization or other entity or organization, or a Governmental Entity.

“Prior Agreement” has the meaning given in the preliminary statement to this Agreement.

“Prohibited Person” means any of the following: (a) a Person currently listed on the SDN List or any similar list maintained by OFAC; (b) a Person owned (other than through publicly traded shares) or controlled, directly or indirectly, by a Person listed on the SDN List or any similar list maintained by OFAC; (c) a Person with whom a citizen of the United States is prohibited from engaging in transactions by any trade embargo, economic sanction, or other prohibition of U.S. law, regulation, or executive order; or (d) a Person incorporated in any country subject to U.S. country-based economic sanctions whereby conducting transactions with that Person would be in violation of any applicable law, rule, or regulation.

“Regulations” means the regulations promulgated under the Code.

“REIT” has the meaning set forth in Section 4.5.

“Reserves” means funds or other amounts set aside or otherwise allocated or designated by the Manager for any valid purpose relating to the Company or any Subsidiary (including any such funds or other amounts deposited or escrowed with any lender).

“SDN List” means the Specially Designated Nationals and Blocked Persons List maintained by OFAC.

“Subsidiary” means any Person directly or indirectly owned in whole or in part by the Company, including CapGrow JV and its direct and indirect subsidiaries.

“Transfer” has the meaning given in Section 9.1(a).

“Transferee” has the meaning given in Section 9.1(b).

“Unanimous Action” has the meaning given in Section 4.1(a).

“Withheld Member” has the meaning given in Section 6.7(a).

Section 1.2.       Terms Generally. The definitions in Section 1.1 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. Unless the context requires otherwise, the words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The term “hereunder” shall mean this entire Agreement as a whole unless reference to a specific section of this Agreement is made. All references in this Agreement to a section or article shall mean a section or article of this Agreement, unless otherwise expressly specified.

Article II

General Provisions

Section 2.1.       Formation. One or more Persons has acted as the organizer or organizers of the Company by preparing, executing and filing with the Delaware Secretary of State the Certificate pursuant to the LLC Act, as such Certificate may have been or may be amended from time to time. The acts of such Persons are hereby authorized and ratified. The Manager is hereby designated as an authorized person, within the meaning of the LLC Act, to execute, deliver and file any amendments and/or restatements of the Certificate and any other certificates necessary for the Company to qualify to do business in a jurisdiction in which the Company may wish to conduct business. The execution by the Manager or its attorney of any of the foregoing certificates (and any amendments and/or restatements thereof) shall be sufficient.

Section 2.2.       Name. The Company was formed under the name CapGrow Holdings Member LLC and shall conduct its activities under that name.

Section 2.3.       Term. The Company’s existence shall be perpetual, unless sooner dissolved, wound up or terminated in accordance with Article VIII of this Agreement or the LLC Act.

Section 2.4.      Purpose; Powers. (a) The purpose of the Company shall be to conduct and engage in the following activities: (i) directly to own, acquire, manage, encumber, transfer, assign, sell or otherwise dispose of a limited liability company interest in, and act as a the manager of, CapGrow JV, (ii) to conduct the business of CapGrow JV and the other Subsidiaries, (iii) to conduct such other lawful business activities related or incidental thereto or as the Members may otherwise determine and (iv) to exercise all powers enumerated in the LLC Act necessary to the conduct, promotion or attainment of the purposes set forth herein and for the protection and benefit of the Company.

(b)         The Company is authorized and empowered to do any and all acts and things necessary, appropriate, proper, advisable, incidental to, or convenient for the furtherance and accomplishment of its purposes and for the protection and benefit of the Company, including all acts and things permitted under the LLC Act and this Agreement.

Section 2.5.       Place of Business; Registered Office and Registered Agent. The Company shall maintain a registered office at The Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware 19801, or such other office as is approved by the Manager. The Company shall maintain an office and principal place of business at 9 West 57th Street, 40th Floor, New York, New York 10019, or at such other place as may from time to time be determined as its principal place of business by the Manager. The name and address of the Company’s registered agent as of the date of this Agreement is The Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware 19801.

Article III

Members

Section 3.1.       Name and Address. The name, address and initial Percentage Interest of each Member as of the date of this Agreement are set forth on Schedule 3.1 hereto. Such schedule shall be amended from time to time by the Manager to reflect the admission or withdrawal of a Member or the transfer or assignment of Interests in accordance with the terms of this Agreement and other modifications to or changes in the information set forth therein. The Manager shall promptly distribute such amendments in writing to each of the Members.

Section 3.2.      Limitation of Liability; Indemnification. Except as otherwise provided by the LLC Act or expressly provided by this Agreement, none of the Members, the Manager, nor any of the Company’s Authorized Persons, officers, employees or agents shall be personally liable for any debt, obligation or liability of the Company or of any other Member, whether arising in contract, tort or otherwise, solely by reason of such status. Nothing in this Agreement shall require the Manager or the Members to take any action or fail to take any action, in either case, for the benefit of any creditor of the Company. The Company shall indemnify, defend and hold harmless each Member from and against all third-party claims, demands, liabilities and expenses (including attorneys’ fees and any amounts expended in the settlement of any such third-party claim, demand, liability or expense) to the maximum extent permitted under the LLC Act, except those resulting from such Member’s or its Affiliates’ willful misconduct, gross negligence, fraud or intentional breach of the terms of this Agreement.

Section 3.3.      Liability of a Member to the Company. (a) A Member that rightfully receives the return of any portion of a Capital Contribution is liable to the Company only to the extent now or hereafter provided by the LLC Act. A Member that receives a Distribution made by the Company in violation of this Agreement or made when the Company’s liabilities exceed its assets (after giving effect to such Distribution) shall be liable to the Company for the amount of such Distribution.

(b)        Except as expressly provided in this Agreement, no Member is an agent of the Company solely by virtue of being a Member, and no Member has authority to sign, act for or bind the Company solely by virtue of being a Member, all of such powers being vested in the Manager. Any Member that executes any document or instrument or otherwise takes any action to bind the Company in violation of this Section 3.3 shall be solely responsible for, and shall indemnify, defend and hold harmless the Company and each other Member against, any losses that the Company, or such other Member, as the case may be, may at any time become subject to or liable for by reason of the actions specified above. The provisions of this Section 3.3 shall survive the termination of this Agreement.

Section 3.4.       Action by Members Without a Meeting. Whenever the Members of the Company are required or permitted to take any action by vote, such action may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing (including in electronic format), setting forth the action so taken, shall be signed by the Members who hold voting interests having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all of the Members entitled to vote thereon were present and voted and shall be delivered to the administrative office of the Company, or to an employee or agent of the Company.

Section 3.5.      Certain Duties and Obligations of the Members. (a) The Members shall take all action which may be reasonably necessary or appropriate (i) for the formation and continuation of the Company as a limited liability company under the laws of the State of Delaware and (ii) for the development, maintenance, preservation and operation of the business of the Company in accordance with the provisions of this Agreement and applicable laws and regulations. The Members shall take all action which is reasonably necessary and appropriate to form or qualify the Company to conduct the business in which the Company is engaged under the laws of any jurisdiction in which the Company is doing business and to continue in effect such formation or qualification.

(b)         No Member shall take any action so as to cause the Company to be classified for Federal income tax purposes as an association taxable as a corporation and not as a partnership.

(c)         Except as expressly provided herein, neither this Agreement nor a Person’s status as a Member of the Company shall preclude any Member or any of its Affiliates from engaging in any activity whatsoever permitted by applicable law (whether or not such activity might compete, or constitute a conflict of interest, with the Company), including the provision of financial or investment advisory services to any Person, managing investments or receiving compensation or profit from any of the foregoing.

Article IV

Management and Operation of the Company

Section 4.1.       Manager. (a) Subject to the proviso at the end of this sentence, the full right, power, authority and discretion to conduct the business and affairs of the Company, and to do all things necessary to carry on the business of the Company, shall be vested in a manager (the “Manager”) (who may, but need not be, a Member), acting alone and without the consent of any other Member; provided, however, that the Manager may not take any of the actions or make any of the decisions listed on Schedule 4.1(a) annexed hereto (each, a “Unanimous Action”) without (in each instance) unanimous approval therefor. Without limiting the generality of the foregoing (and subject to the requirement to obtain unanimous approval for Unanimous Actions), (x) the Manager shall have the full and exclusive right, power and authority to make all decisions (affirmative or negative) and to take any and all actions on behalf of the Company, and to make any and all other decisions in respect of the Company and the Company Assets as determined by the Manager in its sole and absolute discretion, including (i) selling the Company’s interests in CapGrow JV (or any portion thereof) or the Company Assets (or any portion thereof), in a single transaction or series of transactions, and (ii) causing the Company to exercise any and all rights and remedies provided to it (in the Company’s capacity as a member and/or manager of CapGrow JV) under the CapGrow JV Agreement (including causing the Company to exercise any right to remove the administrator of CapGrow JV); and (y) except as otherwise provided herein, the Manager is hereby authorized to execute and deliver on behalf of the Company any and all documents, contracts, certificates, agreements and instruments, and to take any action of any kind and to do anything and everything the Manager deems necessary, desirable or appropriate in accordance with the provisions of this Agreement and the LLC Act.

(b)         Notwithstanding anything herein to the contrary, if (i) the Manager requests in writing that the Fund 3 Member approve any proposed Unanimous Action, and (ii) the Fund 3 Member fails to respond to such request within ten (10) Business Day after the Fund 3 Member’s receipt of such request, then the Fund 3 Member shall be deemed to have rejected such Unanimous Action.

(c)         The Manager shall be appointed by the Majority Member. The Majority Member is hereby appointed as the initial Manager.

(d)         The Manager may be removed only by the Majority Member. The Manager may resign as Manager by giving not less than thirty (30) days written notice to the Company and each Member, and such resignation shall take effect at such time as is specified in such notice of resignation. The resignation of the Manager shall not affect such Manager’s rights as a Member, if any, and shall not constitute a withdrawal of a Member. Upon the resignation of the Manager, the successor Manager shall be selected by the Majority Member.

(e)         The Manager shall not be entitled to compensation for serving as Manager. The Manager shall be entitled to the reimbursement of any out-of-pocket expenses it incurs on behalf of the Company.

(f)          Whenever pursuant to this Agreement the Manager exercises any right given to it to approve or disapprove or to provide or withhold consent or any arrangement or term is to be satisfactory or acceptable to the Manager, all such decisions, directions and determinations made by the Manager shall be in the sole and absolute discretion of the Manager, except as otherwise expressly provided for in this Agreement, and shall be final and conclusive. Notwithstanding any other provision of this Agreement or anything to the contrary existing at law, in equity, or otherwise, the Manager shall, to the fullest extent permitted by law, owe no duties (including fiduciary duties) to the Company or the Members. To the fullest extent permitted by Delaware law, this Agreement eliminates any fiduciary duties that the Manager has to the Company or the Members; provided, however, that the Manager shall act in accordance with this Agreement and, if applicable, the implied contractual covenant of good faith and fair dealing.

Section 4.2.       Officers and Authorized Persons. (a) The Manager may designate one or more individuals as officers or agents of the Company, who may but need not have titles, and shall exercise and perform such powers and duties as shall be assigned and delegated to them from time to time by the Manager. Any such officer or agent (an “Authorized Person”) may be removed by the decision of the Manager at any time, with or without cause. Each Authorized Person shall hold office until his or her successor is elected and qualified, unless earlier removed in accordance with this Section 4.2. Any number of offices may be held by the same individual.

(b)         The Authorized Persons, to the extent of their powers set forth in this Agreement or otherwise vested in them by action of the Manager not inconsistent with this Agreement, are agents of the Company for the purpose of the Company’s business, and the actions of the Authorized Persons taken in accordance with such powers shall bind the Company.

(c)         The Manager hereby designates and appoints Steven E. Orbuch (with the titles “President” and “Authorized Person”) and Nicholas E. Hecker (with the titles “Vice President” and “Authorized Person”) as the initial Authorized Persons of the Company for the purposes set forth in Section 4.2(d).

(d)         Each of Steven E. Orbuch and Nicholas E. Hecker, each as an Authorized Person, acting alone on behalf of the Company, is hereby authorized (solely to the extent of the Manager’s powers set forth in, and to the extent not inconsistent with the terms of, this Agreement) to execute and deliver, in the name of the Company, any and all agreements, certificates, instruments, amendments or other documents to be executed and delivered by the Company, in its own capacity or in any other authorized capacity, all without any further act, vote or approval of any Manager, Member or any other Person.

(e)         Notwithstanding any other provision of this Agreement or anything to the contrary existing at law, in equity, or otherwise, each of the Authorized Persons and officers, of the Company shall, to the fullest extent permitted by law, owe no duties (including fiduciary duties) to the Company or the Members. To the fullest extent permitted by Delaware law, this Agreement eliminates any fiduciary duties that any Authorized Person or officer of the Company has to the Company or the Members.

Section 4.3.       Company Expenses. Each of the Members shall be responsible for its own (a) formation and organizational expenses with respect to the entities constituting each of the Members, and (b) costs and expenses to be borne by such Member pursuant to the Company MIPA. All other costs and expenses incurred in connection with the formation of the Company, and the negotiation and execution of this Agreement shall be borne by the Company. All other reasonable costs and fees of third party professionals, consultants, advisors and other contractor retained by the Company in accordance with this Agreement shall be an expense of the Company.

Section 4.4.      Indemnification. The Company shall indemnify, defend and hold harmless the Manager and each Authorized Person of the Company from and against any and all third-party claims, demands, liabilities and expenses (including attorneys’ fees and any amounts expended in the settlement of any such third-party claim, demand, liability or expense) to the maximum extent permitted under the LLC Act, except to the extent that any such claims, demands, liabilities or expenses arise as a result of the willful misconduct, gross negligence, intentional breach of the terms of this Agreement or fraud of the Manager or Authorized Person of the Company, as the case may be. The Company shall advance to the indemnified party referred to above the amount of such expenses and fees at the time they become due. If expenses have been advanced to the indemnified party and it is ultimately determined that such indemnified party did not meet the above standard then the amounts advanced to the indemnified party shall be repaid by such indemnified party.

Section 4.5.       REIT Compliance. The Members acknowledge that an Affiliate of each Member has elected to qualify as a “real estate investment trust” within the meaning of Section 856 of the Code (a “REIT”). Accordingly, so long as either Member holds a direct or indirect ownership interest in the Company, unless written consent to a particular action, or waiver to this provision, in writing, is received from such Member, the Company shall not take any action, acquire any assets, or enter into any transaction or arrangement that could have an adverse effect on a Member Affiliate’s ability to qualify as a REIT or could result in the imposition of any taxes or penalties under Parts II and III of Subchapter M of Chapter 1 of Subtitle A of the Code, as now enacted or hereafter amended.

Article V

Capital Contributions

Section 5.1.       Initial Capital Contributions. As of the date hereof, the Members are deemed to have made the initial net Capital Contributions set forth on Schedule 3.1 hereto, which amounts take into account (a) their respective Percentage Interests of the net valuation of the Company under the Company MIPA, and (b) additional cash Capital Contributions made by the Majority Member as of the date hereof to fund the purchase contemplated by the JV MIPA. The Members’ initial Capital Account balances shall equal the amounts of their respective initial deemed Capital Contributions.

Section 5.2.       Subsequent Fundings. (a) If the Company receives a CapGrow JV Capital Call Notice or the Manager otherwise determines that funds are required (i) in connection with any of the purposes set forth in Section 2.4, (ii) to pay for fees, costs or expenses payable by the Company pursuant to this Agreement or (iii) to otherwise to meet the Company’s then existing obligations, then the Manager shall notify the Members specifying the aggregate amount of the funds required, provided no separate notice of a CapGrow JV Capital Call Notice shall be required to the extent the Members received the CapGrow JV Capital Call Notice. Each of the Members shall, within nine (9) days after receipt of such applicable notice, fund the amount required as Capital Contributions funded pro rata in accordance with their then-current respective Percentage Interests.

(b)         No Member shall be required to make a Capital Contribution except as provided in this Agreement.

(c)         If any Member shall fail to timely make a Capital Contribution called pursuant to this Section 5.2, then any other Member may fund all or any part of the amount such Member failed to fund as its own additional Capital Contribution to the Company. The Percentage Interests will be recalculated in accordance with the definition thereof following such event as the sole remedy for a Member’s failure to fund.

Section 5.3.       Additional Deemed Contributions. To the extent the Liquidity Right (as defined in the CapGrow JV Agreement) is exercised in accordance with Section 9.7 of the CapGrow JV Agreement and Pettinelli (as defined therein) contributes a portion of his membership interest in the CapGrow JV to the Majority Member, the Majority Member automatically will be deemed to have further contributed such CapGrow JV membership interest to the Company.  For all purposes of this Agreement, the Majority Member will be deemed to have made a Capital Contribution with a value equal to the applicable Liquidity Amount (as defined therein), and the Members’ Percentage Interests in the Company will be recalculated in accordance with the definition thereof upon such contribution.

Section 5.4.       Intentionally Omitted.

Section 5.5.       Priority and Return of Capital. No Member shall have priority over any other Member, whether for the return of a Capital Contribution or for Net Profits, Net Losses or a Distribution except as provided herein; provided, however, that this Section 5.5 shall not apply to any loan, guaranty, endorsement, collateral or other indebtedness (as distinguished from a Capital Contribution) given, made or incurred by a Member to the Company or any creditor of the Company or to any indebtedness of the Company to a Member in connection with any business transaction.

Section 5.6.      Withdrawal or Reduction of Capital Contributions. Except as otherwise expressly provided in this Agreement, no Member shall be entitled to demand or receive the return of its Capital Contribution.

Section 5.7.       Capital Accounts. A Capital Account shall be maintained for each Member. Said Capital Account shall be kept in accordance with the provisions of Section 1.704-1(b)(2)(iv) of the Regulations. Without limiting the foregoing, each Member’s Capital Account shall be (a) increased by the net agreed value of each Capital Contribution made by such Member, allocations to such Member of the Net Profits and any other allocations to such Member of income pursuant to Section 6.2, and (b) decreased by the net agreed value of each Distribution made to such Member by the Company, allocations to such Member of Net Losses and other allocations to such Member pursuant to Section 6.2. The Manager may restate Capital Accounts upon any event for which such restatement is permitted pursuant to the Regulations promulgated under Code Section 704(b).

Section 5.8.       Transfers. Upon a permitted Transfer of a direct Interest, the Capital Account of the Member transferring its Interest shall become the Capital Account of the Person to whom such Interest is sold or transferred in accordance with Section 1.704-1(b)(2)(iv) of the Regulations.

Section 5.9.       Deficit Capital Account. No Member shall have any liability to restore all or any portion of a deficit balance in a Capital Account, except as otherwise provided in this Agreement.

Section 5.10.     Modifications. The manner in which Capital Accounts are to be maintained pursuant to this Agreement is intended to comply with the requirements of Section 704(b) of the Code. If the Manager determines in writing that the manner in which Capital Accounts are to be maintained pursuant to this Agreement should be modified to comply with Section 704(b) of the Code, then the method in which Capital Accounts are maintained shall be so modified; provided, however, that any change in the manner of maintaining Capital Accounts shall not materially alter the economic agreement between or among the Members.

Article VI

Allocations; Distributions

Section 6.1.       Allocations of Net Profits and Net Losses. For purposes of maintaining the Capital Accounts of the Company, Net Profits or Net Losses for any tax year (or portion thereof) shall be allocated among the Members, to the extent possible, in such a manner as to cause the balance in the Capital Account of each Member, as adjusted to reflect the allocations provided hereunder and the allocations under Section 6.2, to be equal to the aggregate amount of cash such Member would receive if the Company were liquidated and each of the Company Assets were sold for an amount of cash equal to its respective Book Basis, all debt obligations were satisfied in accordance with their respective terms (limited with respect to each Company Nonrecourse Debt or Member Nonrecourse Debt to the Book Basis of the asset(s) securing such debt) and the remaining cash were distributed as provided in Section 6.4.

Section 6.2.       Required Special Allocations. Notwithstanding Section 6.1 hereof:

(a)         Any Member Nonrecourse Deductions shall be specially allocated to the Member(s) that bear(s) the economic risk of loss with respect to the Member Nonrecourse Debt to which the Member Nonrecourse Deductions are attributable in accordance with Section 1.704-2(i)(1) of the Regulations.

(b)         Appropriate allocations of income, gain, loss or deduction shall be made to the extent required to comply with the “qualified income offset” provisions of Section 1.704-1(b)(2)(ii)(d) of the Regulations, the Company “minimum gain chargeback” provisions of Section 1.704-2(f) of the Regulations, and the Member “minimum gain chargeback” provisions of Section 1.704-2(i)(4) of the Regulations, all issued pursuant to Section 704(b) of the Code. To the extent permitted by such Regulations, the allocations in such year and subsequent years shall be further adjusted so that the cumulative effect of all the allocations shall be the same as if all such allocations were made pursuant to Section 6.1 hereof without regard to Section 6.2(a) and this Section 6.2(b).

(c)         In the event any Member has a deficit Capital Account balance at the end of a Fiscal Year that is in excess of the sum of (i) the amount (if any) such Member is obligated to restore pursuant to the Agreement, and (ii) the amount (if any) such Member is deemed to be obligated to restore pursuant to the Regulations, taking into account all other allocations and adjustments under this Agreement (made as if this Section 6.2(c) were not in this Agreement), each such Member shall be specially allocated items of Company income and gain in the amount of such excess as quickly as possible.

(d)         Any Company Nonrecourse Deductions for a Fiscal Year shall be specially allocated to the Members in accordance with their Percentage Interests.

(e)         In accordance with Code § 704(c) (and the principles thereof) and the Regulations issued with respect thereto, income, gain, loss and deduction with respect to any property contributed to the capital of the Company, or after Company Assets has been revalued under Section 1.704-1(b)(2)(iv) of the Regulations, shall, solely for tax purposes, be allocated among the Members so as to take into account any variation between the adjusted basis of such property to the Company for federal income tax purposes and its Book Basis using any reasonable method permitted under the Regulations that is selected by the Manager. Allocations pursuant to this Section 6.2(e) are solely for purposes of federal, state and local taxes and shall not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of Net Profit, Net Loss, other items, or distributions pursuant to any provision of this Agreement.

(f)         Net Profits, Net Losses, income, gain, deductions and credits allocated to a Company interest transferred, issued, or reissued during a Fiscal Year shall be allocated to the Persons who were the holders of such Company interest during such Fiscal Year, using any method selected by the Manager to the extent permitted by the Code.

Section 6.3.       Distributions. The Manager may from time to time make Distributions at such times and in such amounts as it shall reasonably determine, which amounts shall be distributed in accordance with Section 6.4. At such times as the Manager makes Distributions, it shall provide the Members with a statement setting forth in reasonable detail the manner in which the Distributions were calculated and determined. Notwithstanding any provisions to the contrary in this Agreement, the Company shall not make a Distribution if such Distribution would violate the LLC Act or any provision of applicable law.

Section 6.4.       Priority of Distributions. Subject to Section 8.3, any Distributions of Available Cash shall be applied and distributed to the Members in the ratio of their respective Percentage Interests.

Section 6.5.       Offset. The Company may offset all amounts owing to the Company by a Member against any Distribution to be made to such Member.

Section 6.6.       Interest on and Return of Capital Contributions. No Member shall be entitled to interest on its Capital Contribution or to a return of his Capital Contribution, except as specifically set forth in this Agreement.

Section 6.7.       Withholding. Notwithstanding any other provision contained in this Agreement, in the event that the Company is required to withhold and remit any taxes to the Internal Revenue Service or any other taxing authority with respect to any Member (the “Withheld Member”), then each such Withheld Member shall be required to make additional capital contributions at such times and in such amounts as determined by the Manager sufficient to fund, or reimburse the Company for, such obligations of the Company. Such capital contributions shall increase the Capital Account balance of such Member but shall not be deemed Capital Contributions for any other purposes of this Agreement, and shall not be used to calculate a Member’s Percentage Interest and therefore shall not change the Distributions that would otherwise be made to such Withheld Member. The amount of any such taxes remitted by the Company with respect to a Withheld Member for any year shall be a reduction of such Member’s Capital Account balance as if such amount were distributed to such Member but, provided that such Member has made the contribution required by the previous sentence, shall not reduce the actual cash Distribution to be made to such Member pursuant to this Agreement. Notwithstanding the previous sentence, the Manager may offset any Distribution to be made to a Member against any contribution required to be made by such Member and thereby reduce the contribution required to be made by such Member. To the extent that the Company pays any tax, interest or penalty, with respect to any audit adjustment relating to income taxes, such payment shall be treated in the same manner as a withholding of tax pursuant to this Section 6.7 with respect to the Member which would otherwise have had to make such payment if the Code had not been amended to provide for such payment by the Company (ignoring any tax status of such Member that would have reduced or eliminated all or part of such payment unless the Company succeeded in reducing or eliminating such portion of such payment by reason thereof). Each Member shall cooperate with the Company to provide such documentation as may be necessary or advisable to reduce the amount of tax, interest or penalty payable by the Company. Each Member agrees to indemnify and hold harmless the Company and the other Member from and against any and all liability with respect to any withholding (or audit adjustment payment treated as withholding pursuant to this Section 6.7) with respect to such Member. A Member’s obligation to so indemnify shall survive the liquidation and dissolution of the Company and/or the Member’s withdrawal from the Company or assignment of its Interest, and the Company and each other Member may pursue and enforce all rights and remedies they may have against each such Member under this Section 6.7.

Article VII

Taxes; Books and Records; Information

Section 7.1.       Tax Returns. The Manager shall cause to be prepared and filed all necessary federal, state and local income tax returns for the Company. Each Member shall furnish to the Manager all pertinent information in its possession relating to Company operations that is necessary to enable the Company’s income tax returns to be prepared and filed.

Section 7.2.       Tax Elections. The Company tax returns shall include such elections, and shall otherwise be completed, as the Manager shall determine. Neither the Company nor any Member may make an election for the Company to be taxed as a corporation under the Code or any similar provisions of applicable state law, and no provisions of this Agreement shall be interpreted to authorize any such election.

Section 7.3.       Partnership Representative. The Manager shall designate a Member to be the “partnership representative” within the meaning of Section 6223 of the Code (and any analogous or similar designations under state, local or foreign tax laws), and such Member so designated is hereby authorized and required to represent the Company (at the expense of the Company) in connection with all examinations of the affairs of the Company by tax authorities. The Majority Member is hereby designated as the initial “partnership representative,” and such partnership representative shall designate a “designated individual” of the partnership representative from time to time. Each Member hereby approves of such designation and agrees to execute, certify, acknowledge, deliver, swear to, file, and record at the appropriate public offices such documents as may be deemed necessary or appropriate to evidence such approval, including statements required to be filed with the tax returns of the Company in order to effect the election and designation of the foregoing representative.

Section 7.4.       General Accounting Matters. On behalf of the Company, the Manager shall (or shall cause a third party service provider to) keep or cause to be kept books and records pertaining to the Company’s business showing all of its assets and liabilities, receipts and disbursements and all transactions entered into by the Company or any Subsidiary. Such books and records, and all supporting data, of the Company shall be kept at the office of the Company and the Members and their representatives shall at all reasonable times have free access thereto for the purpose of inspecting or copying the same. The Company’s books of account shall be kept on an accrual basis or as otherwise determined by the Manager and otherwise in accordance with generally accepted accounting principles, except that for income tax purposes such books shall be kept in accordance with applicable tax accounting principles. The Manager may (but shall not be obligated to) engage an outside auditor to perform an audit of the Company at the Company’s expense.

Section 7.5.      Information. (a) A Member may inspect during ordinary business hours and at the principal place of business of the Company the Certificate, this Agreement, any tax returns of the Company for the immediately preceding three Fiscal Years, and all other business records in the possession of the Company; provided that such inspection does not unreasonably interfere with the day-to-day operations of the Company and is for a purpose reasonably related to the Member’s Interest.

(b)         The Company shall use commercially reasonable efforts to (i) cause both Members to be notice parties pursuant to the CapGrow JV Agreement for all notices, reports and other written information received by the Company pursuant to the CapGrow JV Agreement, failing which the Company shall use commercially reasonable efforts to provide each Member with such notices, reports and other written information, and (ii) transmit to each Member as soon as practicable following the receipt by the Company from CapGrow JV of all necessary materials, a Schedule K-1 as shall be necessary for the preparation by such Member of a federal, state and local income tax return for the prior Fiscal Year.

Section 7.6.      Bank Accounts. All receipts, funds and income of the Company shall be deposited in the name of the Company in such banks or other financial institutions as are determined or approved by the Manager. Withdrawals from said banks or other financial institutions shall be made on signatures of such person or persons as shall be authorized by the Manager.

Section 7.7.       Accounting Period. The accounting period of the Company shall be the Fiscal Year.

Article VIII

Dissolution

Section 8.1.       Dissolution. The Company shall be dissolved and subsequently terminated upon the occurrence of the first of the following events:

(a)         Unanimous written agreement of the Members to dissolve and subsequently terminate the Company;

(b)         any event that terminates the continued membership of any Member in the Company, but only if all of the remaining Members agree in writing to dissolve the Company;

(c)         the entry of a decree of judicial dissolution under the LLC Act;

(d)         the occurrence of any other event of dissolution under the provisions of this Agreement or, subject to the provisions of this Agreement to the contrary, the LLC Act; and

(e)         if all or substantially all of the Company Assets are sold or otherwise disposed of and the proceeds thereof distributed.

Section 8.2.      Winding-up. When the Company is dissolved, the Company shall continue solely for the purpose of winding up its affairs in an orderly manner, liquidating its assets, and satisfying the claims of its creditors. The Liquidator shall wind up and liquidate the business and property of the Company. The Liquidator shall use its best efforts to reduce to cash and cash equivalent items such Company Assets as the Liquidator shall deem it advisable to sell, subject to obtaining fair value for such assets and any tax or other legal considerations.

Section 8.3.        Final Distribution. Upon winding up of the Company, the assets of the Company shall be distributed in the following manner and order:

(a)         to the payment of the expenses of the winding-up, liquidation and dissolution of the Company;

(b)         to pay all creditors of the Company, other than Members, either by the payment thereof or the making of reasonable provision therefor;

(c)         to the setting up of any reserves which the Liquidator may deem reasonably necessary for any contingent or unforeseen liabilities or obligations of the Company as provided in Section 18-804(b) of the LLC Act and, subject to such Section 18-804(b), at the expiration of such period as the aforesaid person or persons may deem advisable, for distribution in the manner hereinafter provided; and

(d)         to pay, in accordance with the provisions of this Agreement applicable to such loans or in accordance with the terms agreed among them and otherwise on a pro rata basis, all creditors of the Company that are Members, either by the payment thereof or the making of reasonable provision therefor.

The remaining assets of the Company shall be applied and distributed to the Members in accordance with Section 6.4.

Section 8.4.       Termination. The Company shall terminate when all of the assets of the Company have been distributed in the manner provided for in this Article VIII, and the existence of the Company shall have been terminated in the manner required by the LLC Act. The Liquidator (or Members if necessary) shall take all other actions as may be necessary to terminate the Company.

Section 8.5.       Claims of the Members. Current Members and former Members shall look solely to the Company’s assets for the return of their Capital Contributions, and if the assets of the Company remaining after payment of or due provision for all debts, liabilities and obligations of the Company are insufficient to return such Capital Contributions, the Members and former Members shall have no recourse against the Company or any other Member or former Member.

Section 8.6.       Distribution in Kind. (a) Notwithstanding the provisions of this Article VIII which require the liquidation of the assets of the Company, but subject to the order of priorities provided thereunder, if on dissolution of the Company the Liquidator determines that an immediate sale of part or all of the assets of the Company would be impractical or would cause undue loss to the Members, the Liquidator may, with the prior written consent of the Manager, defer for a reasonable time the liquidation of any assets except those necessary to satisfy liabilities of the Company (other than those to Members) and may, with the prior written consent of the Manager, distribute to the Members, in lieu of cash, as tenants in common, undivided interests in such Company Assets as the Liquidator deems not suitable for liquidation.

(b)        Subject to the approval of the Manager, any distributions in kind shall be subject to such conditions relating to the disposition and management of such assets as the Liquidator deems reasonable and equitable and to any agreements governing the operating of such assets at such time. The Liquidator shall reasonably determine the fair market value of any property distributed in kind.

Article IX

Transfer of Members’ Interests

Section 9.1.      Restrictions on Transfer of Company Interests. (a) No Member may, directly or indirectly, assign, sell, exchange, transfer, pledge, hypothecate or otherwise dispose of all or any part of its Interest to any Person, including any non-economic right provided to a Member, or permit any change in the ultimate legal or beneficial ownership of such Member (any direct or indirect assignment, sale, exchange, transfer, pledge, hypothecation or other disposition of an Interest, or change in the ultimate legal or beneficial ownership of a Member, being herein collectively called a “Transfer”), nor may the Company admit any Person as an additional member of the Company; provided, however, that the following shall be permitted (each, a “Permitted Transfer”), subject to compliance with Sections 9.1(b)-(d) and 9.4, as applicable:

(i)        Any direct or indirect Transfer of a Member’s Interest made with the prior written consent of all of the Members.

(ii)       Any Transfer made in accordance with the terms of Sections 9.2 or 9.3.

(iii)      If the Transferring Member is the Fund 3 Member, any direct or indirect Transfer of the Fund 3 Member’s Interest, in whole or in part, as long as Control over the Fund 3 Member’s original Interest following such Transfer is directly or indirectly vested in Sculptor Capital Management, Inc., a Delaware corporation, and/or Sculptor Real Estate Advisors LP, a Delaware limited partnership.

(iv)      If the Transferring Member is the Majority Member, any direct or indirect Transfer of the Majority Member’s Interest, in whole or in part, as long as Control over the Majority Member’s original Interest following such Transfer is directly or indirectly vested in one or more of (A) Sculptor Diversified REIT Operating Partnership LP, a Delaware limited partnership, (B) Sculptor Diversified Real Estate Income Trust, Inc., a Maryland corporation, (C) a successor to all or a portion of Sculptor Diversified REIT Operating Partnership LP’s or Sculptor Diversified Real Estate Income Trust, Inc.’s business where such successor owns 50% or more of the assets of such predecessor, as measured immediately prior to an applicable transaction, (D) Sculptor Real Estate Advisors LP, a Delaware limited partnership, and/or (E) Sculptor Capital Management, Inc., a Delaware corporation.

(b)         Upon any direct Transfer of a Member’s Interest in compliance with this Article IX, the Person (the “Transferee”) to whom the Member’s Interest was Transferred shall be admitted as a Member upon the Transferee’s written acceptance and adoption of all of the terms and provisions of this Agreement and delivery to the Manager by the transferring Member and its Transferee of any other documents and instruments, including any legal opinions, reasonably requested by the Manager. For purposes hereof, the term “Majority Member” shall be deemed to include any Transferee of the Majority Member and the term “Fund 3 Member” shall be deemed to include any Transferee of the Fund 3 Member.

(c)         In the event of a partial direct Transfer of an Interest, such Transferee shall, for the purposes of this Article IX, be treated, together with the Member who transferred such Interest to the Transferee, as a single entity, with such transferor Member having the authority to make elections and give notices hereunder on behalf of such transferor Member and Transferee. Any such partial Transferee will be bound by the elections made by such transferor Member.

(d)         Notwithstanding the foregoing, no Transfer or substitution shall be recognized if (i) the Manager reasonably believes that such Transfer or substitution would pose a material risk that the Company will be treated as a “publicly traded partnership” within the meaning of Section 7704 of the Code and the Regulations promulgated thereunder, or (ii) such Transfer would result in a breach of any of the representations and warranties set forth in Section 10.2.

Section 9.2.       Sale of the Company or CapGrow JV. (a) Without limiting any other rights of the Members, (A) the Majority Member at any time and (B) the Fund 3 Member from and after the Lockout Date shall have the right to (i) sell the Company, in a single transaction or a series of related transactions, pursuant to the acquisition of one hundred percent (100%) of the outstanding Interests (whether by merger, consolidation, recapitalization, reorganization, purchase of the outstanding Interests or otherwise), or (ii) cause the Company to sell all of its membership interest in CapGrow JV or cause CapGrow JV to sell all of its direct or indirect assets in accordance with the CapGrow JV Agreement. “Lockout Date” means the second anniversary of the date of this Agreement to the extent the Fund 3 Member still has an Interest.

(b)          Each Member shall take all necessary and desirable actions as directed by the exercising Member in connection with the consummation of any such sale, including executing the applicable agreements. The non-exercising Member (i) will consent to and raise no objections against such sale or the process pursuant to which such sale was arranged, and (ii) if such sale is structured as a sale of Interests, sell its Interest on the terms and conditions of such sale. Upon the completion of a sale of all of the Interests pursuant to this Section 9.2, the Members shall be entitled to receive any and all the amounts they would have received if the Company had sold all the Company Assets and the proceeds of such sale had been distributed pursuant to this Agreement.

Section 9.3.       Majority Member Call Right. (a) At any time prior to the second anniversary of the date of this Agreement, the Majority Member may deliver to the Fund 3 Member a notice stating that it will exercise its right to purchase all or a portion of the Interest of the Fund 3 Member (such notice, a “Call Notice”), in which case the provisions of this Section 9.3 will apply. A Call Notice shall specify the percentage of the Fund 3 Member’s Interest that the Majority Member is acquiring (the “Call Percentage”). The Majority Member may send multiple Call Notices, but may not deliver more than one Call Notice in any calendar month.

(b)          If a Call Notice is delivered, the Majority Member (or its designee) will purchase, and the Fund 3 Member shall be required to sell, the Call Percentage of the Fund 3 Member’s Interest (the “Call Interest”) on the following terms.

(i)        Subject to adjustment as provided in subclause (ii) below, the purchase price for the Call Interest shall be an amount equal to the product of the Call Percentage multiplied by the aggregate amount the Fund 3 Member would have been entitled to receive pursuant to this Agreement if (A) CapGrow JV sold all of its direct and indirect assets for the Gross Valuation, subtracted the outstanding principal balance of its (and its Subsidiaries’) outstanding debt and other liabilities (excluding prepayment penalties and similar charges, but including accrued and unpaid interest) and distributed the resulting net proceeds received in accordance with the CapGrow JV Agreement, and (B) the Company liquidated and distributed the proceeds received in the foregoing clause (A) and any other Company Assets. “Gross Valuation” means an amount equal to the quotient of (x) the property-level annualized net operating income (but without deduction for corporate overhead expenses) of CapGrow JV and its Subsidiaries based on the properties held and leases in place as of such date, divided by (y) 6.5% if the Call Notice is delivered prior to the first anniversary of the date of this Agreement or 6.0% if the Call Notice is delivered on or after such first anniversary.

(ii)       The purchase price for the Call Interest will be paid to the Fund 3 Member on the closing of the purchase, which shall occur on a date selected by the Majority Member that is not more than ten (10) days after the date of the Call Notice. Simultaneously with the receipt of the purchase price, the Fund 3 Member shall execute and deliver documents in a form substantially similar to the Company MIPA and the associated assignment and assumption agreement, to Transfer the Call Percentage of the Fund 3 Member’s Interest to the Majority Member. Closing costs and all other charges involved in closing the sale will be apportioned in the same manner as the costs described in the Company MIPA. If the Call Percentage is less than 100%, the Fund 3 Member will remain a member of the Company with the balance of its Interest (and shall retain all of its non-economic rights and obligations under this Agreement), a pro rata portion of each Capital Contribution made by the Fund 3 Member prior to such Transfer (after taking into account any prior Transfers between the Members) will be deemed to have been made by the Majority Member rather than the Fund 3 Member, the Percentage Interests will be adjusted accordingly, and Section 5.8 shall apply. If the Call Percentage is 100%, the Fund 3 Member will be deemed to have withdrawn as a member of the company.

Section 9.4.       Other Transfer Provisions. (a) Any purported Transfer by a Member of all or any part of its Interest in violation of this Article IX shall be null and void and of no force or effect.

(b)          Except as provided in this Article IX, no Member shall have the right to withdraw from the Company prior to the Company’s termination and no additional Member may be admitted to the Company unless approved by all of the Members. In the event that a Member purports to resign as a Member, such Member shall not be entitled to receive any Distributions or fees and shall not otherwise be entitled to receive value for or in respect of its Interest except as otherwise expressly provided herein. Notwithstanding any provision of this Agreement to the contrary, a Member may not Transfer all or any part of its Interest if such Transfer would jeopardize the status of the Company as a partnership for federal income tax purposes (unless such Transfer would result in the Company being disregarded for federal income tax purposes), or would violate, or would cause the Company to violate, any applicable law or regulation, including any applicable federal or state securities laws or any document or instrument evidencing indebtedness of the Company secured by the Company Assets.

(c)          Concurrently with the admission of any substitute or additional Member, the Members shall forthwith cause any necessary papers to be filed and recorded and notice to be given wherever and to the extent required showing the substitution of a Transferee as a substitute Member in place of the Member Transferring its Interest, or the admission of an additional Member, all at the expense, including payment of any professional and filing fees incurred, of such substituted or additional Member. The admission of any Person as a substitute or additional Member shall be conditioned upon such Person’s written acceptance and adoption of all the terms and provisions of this Agreement.

(d)          If any Interest of a Member is Transferred during any accounting period in compliance with the provisions of this Article IX, each item of income, gain, loss, expense, deduction and credit and all other items attributable to such Interest for such period shall be divided and allocated between the transferor and the transferee by taking into account their varying Interests during such period in accordance with Section 706(d) of the Code, using any conventions permitted by law and selected by the Manager. All Distributions on or before the date of such Transfer shall be made to the transferor, and all Distributions thereafter shall be made to the Transferee. Solely for purposes of making such allocations and Distributions, the Company shall recognize a Transfer on the date that the Manager receives notice of the Transfer which complies with this Article IX from the Member Transferring its Interest.

Article X

Miscellaneous

Section 10.1.        Equitable Relief. The Members hereby confirm that damages at law may be an inadequate remedy for a breach or threatened breach of this Agreement and agree that, except as provided in Section 5.2(c), in the event of a breach or threatened breach of any provision hereof, the respective rights and obligations hereunder shall be enforceable by specific performance, injunction or other equitable remedy, but, nothing herein contained is intended to, nor shall it, limit or affect any right or rights at law or by statute or otherwise of a Member aggrieved as against the other for a breach or threatened breach of any provision hereof, it being the intention by this Section 10.1 to make clear the agreement of the Members that the respective rights and obligations of the Members hereunder shall be enforceable in equity as well as at law or otherwise and that the mention herein of any particular remedy shall not preclude a Member from any other remedy it or he might have, either in law or in equity.

Section 10.2.        Representations and Covenants by the Members. Each Member represents, warrants, covenants, acknowledges and agrees that:

(a)          It is a corporation, limited liability company or partnership, as applicable, duly organized or formed and validly existing and in good standing under the laws of the state of its organization or formation; it has all requisite power and authority to enter into this Agreement, to acquire and hold its Interest and to perform its obligations hereunder.

(b)          This Agreement and all agreements, instruments and documents herein provided to be executed or caused to be executed by it are duly authorized, executed and delivered by and are and will be binding and enforceable against it.

(c)          Its execution and delivery of this Agreement and the performance of its obligations hereunder will not conflict with, result in a breach of or constitute a default (or any event that, with notice or lapse of time, or both, would constitute a default) or result in the acceleration of any obligation under any of the terms, conditions or provisions of any other agreement or instrument to which it is a party or by which it is bound or to which any of its property or assets are subject, conflict with or violate any of the provisions of its organizational documents, or violate any statute or any order, rule or regulation of any Governmental Entity, that would materially and adversely affect the performance of its duties hereunder; such Member has obtained any consent, approval, authorization or order of any court or governmental agency or body required for the execution, delivery and performance by such Member of its obligations hereunder.

(d)          There is no action, suit or proceeding pending or, to its knowledge, threatened against it in any court or by or before any other Governmental Entity that would prohibit its entry into or performance of this Agreement.

(e)          This Agreement is a binding agreement on the part of such Member enforceable in accordance with its terms against such Member.

(f)           It has been advised to engage, and has engaged, its own counsel (whether in-house or external) and any other advisors it deems necessary and appropriate. By reason of its business or financial experience, or by reason of the business or financial experience of its own attorneys, accountants and financial advisors (which advisors, attorneys and accountants are not Affiliates of the Company or any other Member), it is capable of evaluating the risks and merits of an investment in the Interest and of protecting its own interests in connection with this investment. Nothing in this Agreement should or may be construed to allow any Member to rely upon the advice of counsel acting for another Member or to create an attorney-client relationship between a Member and counsel for another Member.

(g)          It is acquiring its Interest for investment purposes for its own account only and not with a view to, or for sale in connection with, any distribution of all or a part of the Interest.

(h)          It is familiar with the definition of “accredited investor” in Rule 501(a) of Regulation D of the Securities Act of 1933, as amended, and it represents that it is an “accredited investor” within the meaning of that Rule.

(i)           It is not required to register as an “investment company” within the meaning ascribed to such term by the Investment Company Act of 1940, as amended, and covenants that it shall at no time while it is a Member of the Company conduct its business in a manner that requires it to register as an “investment company”.

(j)           The funds used to fund such Member’s Capital Contributions are not, and will not at any time be, (i) the property of, or beneficially owned, directly or indirectly, by a Prohibited Person or (ii) the proceeds of specified unlawful activity as defined by 18 U.S.C. §1956(c)(7).

(k)          Unless disclosure would constitute a breach of any Applicable Laws, such Member shall supply to the other Member:

(i)        Promptly upon become aware of them, the details of any actual or potential violation by, or creation of liability for, any Member or any agent, direct, employee, or officer of any Member (or any counterparty of any such Person in relation to any transaction contemplated by this Agreement) of or in relation to any Anti-Corruption Laws or of any investigation or proceedings relating to the same;

(ii)       Copies of any correspondence delivered to, or received from, any regulatory authorities in relation to any matter referred to in Section 11.2(k)(i) above at the same time as they are dispatched or promptly upon receipt (as the case may be); and

(iii)      Promptly upon request by the other Member, such further information relating to any matter referred to in Sections 11.2(k)(i) and 11.2(k)(ii) above as the other Member may reasonably require.

(l)           Such Member:

(i)        Has complied, and at all times during the term of this Agreement will continue to comply, with all Applicable Laws, including the Anti-Corruption Laws and the Anti-Money Laundering Laws, and will not cause the Company to violate any such laws;

(ii)       Has not, and agrees that it shall not, in connection with the transactions contemplated by this Agreement or in connection with any other business transactions involving the Company or any Subsidiary, make any payment, transfer anything of value, or offer anything of value, directly or indirectly (A) to any governmental official or employee (including employees of a governmental corporation or public international organization) or to any political party or candidate for public office; or (B) to any other Person if such payments or transfers would violate the laws of the country in which made, the laws of the United States, the United Kingdom or the European Union, including the trade sanction and economic embargo programs enforced by OFAC, or the laws of any other applicable country;

(iii)      Is not, and during the term of this Agreement shall not become, a Prohibited Person;

(iv)      Has implemented policies and procedures that are reasonably designed to ensure such Member’s and its Affiliates’ compliance with all Applicable Laws, including the Anti-Corruption Laws and the Anti-Money Laundering Laws, and to ensure that Sections 11.2(j), 11.2(k), and this Section 11.2(l) remain true and correct at all times with respect to such Member;

(v)       Will cause its directors, officers, employees, and agents to be trained on compliance with the Anti-Corruption Laws and the Anti-Money Laundering Laws on a periodic basis; and

(vi)      Shall immediately notify the other Members in writing if it becomes aware that any of the foregoing representations, warranties, or covenants are no longer true or have been breached or if such Member has a reasonable basis to believe that they may no longer be true or have been breached.

(m)         Nothing contained in this Agreement, and no action taken in furtherance of this Agreement, will conflict with, result in a breach of or constitute a default (or any event that, with notice or lapse of time, or both, would constitute a default) or result in the acceleration of any obligation, express or implied by law, under any of the terms, conditions or provisions of any other agreement, instrument or legal obligation to which such Member is a party or is subject, including any confidentiality, noncompetition, nonsolicitation, duty of loyalty or other provision of any agreement or obligation that in any way restricts him, her or it from competing with, soliciting employees or customers from, or disclosing or using the confidential information of, any third party.

Section 10.3.        Intentionally Omitted.

Section 10.4.        Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware. In particular, the Company is formed pursuant to the LLC Act, and the rights and liabilities of the Members shall be as provided therein, except as herein otherwise expressly provided.

Section 10.5.        Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto, their respective successors and permitted assigns.

Section 10.6.       Confidentiality. By executing this Agreement, each Member expressly agrees, at all times during the term of the Company and thereafter and whether or not at the time a Member of the Company (i) not to issue any press release or advertisement or take any similar action concerning the Company’s business or affairs without first obtaining consent of the other Member, which shall not be unreasonably withheld, (ii) not to publicize detailed financial information concerning the Company and (iii) not to disclose the Company’s affairs generally; provided that the foregoing shall not restrict any Member from disclosing information concerning its investment in the Company to its officers, directors, employees, agents, legal counsel, accountants, other professional advisors, limited partners, members and Affiliates, or to prospective or existing investors of such Member or its Affiliates or to prospective or existing lenders to such Member or its Affiliates. Nothing herein shall restrict any Member from disclosing information that: (a) is in the public domain (except where such information entered the public domain in violation of this Section 10.6); (b) was made available or becomes available to such Member on a non-confidential basis prior to its disclosure by the Company; (c) was available or becomes available to such Member on a non-confidential basis from a Person other than the Company who is not otherwise bound by a confidentiality agreement with the Company or its representatives, or is not otherwise prohibited from transmitting the information to such Member; (d) is developed independently by such Member; (e) is required to be disclosed by applicable law (provided that prior to any such required disclosure, the disclosing party shall, to the extent possible, consult with the Manager and use best efforts to incorporate any reasonable comments of the Manager prior to such disclosure); or (y) is expressly approved in writing by both Members. The provisions of this Section 10.6 shall survive the termination of the Company.

Section 10.7.        Notices. Whenever notice is required or permitted by this Agreement to be given, such notice shall be in writing and shall be given to any Member or Manager at its address (including via electronic mail) shown either in the Company’s books and records or on Schedule 3.1 hereto. Each such notice shall be effective (a) if given by electronic mail, upon transmission, provided that if such transmission is sent after 5:00 pm New York time on a Business Day, or on a day that is not a Business Day, then such notice shall be deemed given on the following Business Day, (b) if given by mail, on the fourth (4th) day after deposit in the mails (certified or registered return receipt requested) addressed as aforesaid, (c) if given by overnight courier service or by hand delivery, when received or if delivery is refused, and (d) if given by any other means, when delivered to and receipted for at the address of such Member or Manager specified as aforesaid.

Section 10.8.        Counterparts. This Agreement may be executed in any number of counterparts, all of which together shall constitute a single instrument. In addition, the parties may execute this Agreement by telecopy or other facsimile machine or electronic transmission and such facsimile signature or electronic transmission shall be deemed an original.

Section 10.9.        Entire Agreement. This Agreement embodies the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein. There are no restrictions, promises, representations, warranties, covenants or undertakings, other than those expressly set forth or referred to herein. This Agreement supersedes all prior agreements and understandings, express or implied, oral or written, between the parties with respect to such subject matter hereof.

Section 10.10.      Amendments. Any amendment to this Agreement shall be effective only if such amendment is evidenced by a written instrument duly executed and delivered by the Manager, provided that a Member’s consent shall be required with respect to any amendment (a) that adversely and disproportionately affects such Member (other than in a de minimis manner), or (b) that would effectively implement a Unanimous Action on behalf of the Company without approval therefor as required hereunder.

Section 10.11.      Waivers. No waiver of any breach of any term of this Agreement shall be effective unless made in writing signed by the party against whom enforcement of the waiver is sought, and no such waiver of any breach of that term or any other term of the same or different nature shall be construed as a waiver of any subsequent breach of that term of the same or different nature.

Section 10.12.      Severability. It is the express intention of the parties that the agreements contained herein shall have the widest application possible. If any agreement contained herein is found by a court having jurisdiction to be unreasonable in scope or character, the agreement shall not be rendered unenforceable thereby, but rather the scope or character of such agreement shall be deemed reduced or modified with retroactive effect to render such agreement reasonable and such agreement shall be enforced as thus modified. If the court having jurisdiction will not review the agreement, then the parties shall mutually agree to revise the unenforceable provision to as close as permitted by law to the provision declared unenforceable. The parties further agree that in the event a court having jurisdiction determines, despite the express intent of the parties, that any portion of any covenant or agreement contained herein is not enforceable, the remaining provisions of this Agreement shall nonetheless remain valid and enforceable.

Section 10.13.      No Partition. The Members hereby waive any right of partition they may have with respect to any assets of the Company, now existing or hereafter acquired.

Section 10.14.      Exhibits and Schedules. The Schedules and Exhibits attached hereto are hereby incorporated herein and made a part of this Agreement.

Section 10.15.      Further Action. The parties shall execute and deliver all documents, provide all information and take or refrain from taking action as may be necessary or appropriate to achieve the purposes of this Agreement.

Section 10.16.     Waiver of Jury Trial. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE PARTIES HEREBY AGREE NOT TO ELECT A TRIAL BY JURY OF ANY ISSUE TRIABLE OF RIGHT BY JURY, AND WAIVE ANY RIGHT TO TRIAL BY JURY FULLY TO THE EXTENT THAT ANY SUCH RIGHT SHALL NOW OR HEREAFTER EXIST WITH REGARD TO THIS AGREEMENT OR ANY CLAIM, COUNTERCLAIM OR OTHER ACTION ARISING IN CONNECTION HEREWITH. THIS WAIVER OF RIGHT TO TRIAL BY JURY IS GIVEN KNOWINGLY AND VOLUNTARILY BY THE PARTIES, AND IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO A TRIAL BY JURY WOULD OTHERWISE ACCRUE. EACH PARTY IS HEREBY AUTHORIZED TO FILE A COPY OF THIS SECTION IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER BY EACH OTHER PARTY, AS APPLICABLE.

Section 10.17.      Venue and Jurisdiction. Any legal suit, action or proceeding arising out of or relating to this Agreement shall be instituted in the federal courts of the United States of America or the courts of the State of New York, in each case located in the City of New York and County of New York, and each party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action or proceeding. The parties irrevocably and unconditionally waive any objection to the laying of venue of any suit, action or proceeding in such courts and irrevocably waive and agree not to plead or claim in any such court that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

Section 10.18.      Cumulative Remedies. Except as otherwise expressly provided herein, the rights and remedies provided by this Agreement are cumulative and the use of any one right or remedy by any party shall not preclude or waive its right to use any or all other remedies. Said rights and remedies are given in addition to any other rights the parties may have by law or otherwise.

Section 10.19.      Section Titles. Section titles are for descriptive purposes only and shall not control or alter the meaning of this Agreement as set forth in the text hereof.

Section 10.20.      No Third Party Beneficiaries. No provision of this Agreement (including any obligation of any Member to make Capital Contributions) shall be (a) interpreted as bestowing any rights whatsoever upon any third party, or (b) for the benefit of or enforceable by any creditors of the Company or of any Member.

Section 10.21.      Number of Days. In computing the number of days (other than Business Days) for purposes of this Agreement, all days shall be counted, including Business Days; provided, however, that if the final day of any time period falls on a day other than a Business Day, then the final day shall be deemed to be the next day which is a Business Day.

Section 10.22.      Waiver of Conflict. (a) The Majority Member acknowledges that the law firm Duval & Stachenfeld LLP serves as counsel to the Fund 3 Member and may also perform services for the Company and any Subsidiaries. The Majority Member, by its execution hereof, acknowledges and consents to such multiple representation, and acknowledges that such firm is not representing the interest of the Majority Member in connection with this Agreement.

(b)          The Fund 3 Member acknowledges that the law firm Bryan Cave Leighton Paisner LLP serves as counsel to the Majority Member and may also perform services for the Company and any Subsidiaries. The Fund 3 Member, by its execution hereof, acknowledges and consents to such multiple representation, and acknowledges that such firm is not representing the interest of the Fund 3 Member in connection with this Agreement.

Section 10.23.      Time of the Essence. Time is of the essence as to the parties’ obligations under this Agreement.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first above written.

MEMBERS:

SCULPTOR RE HOLDINGS XVII LLC,
a Delaware limited liability company

By:	/s/ Steven E. Orbuch
Name: Steven E. Orbuch
Title: Authorized Person

[Signatures Continue on Following Page]

[Signature Page to Amended and Restated LLC Agreement of CapGrow Holdings Member LLC]

SCULPTOR DIVERSIFIED REIT OPERATING PARTNERSHIP LP, a Delaware limited partnership

By: Sculptor Diversified Real Estate Income Trust, Inc., its general partner

By:	/s/ Steven. E. Orbuch
Name: Steven E. Orbuch
Title: President

[Signature Page to Amended and Restated LLC Agreement of CapGrow Holdings Member LLC]

Schedule 3.1

Members, Addresses, Initial Capital Contributions, Initial Percentage Interests

Member Name and Address		Initial Capital Contribution	Initial Percentage Interest
SCULPTOR RE HOLDINGS XVII LLC, a Delaware limited liability company		$69,520,385.51	33.0%

Address:	9 West 57th Street, 40th Floor New York, New York 10019 Attention: Steven E. Orbuch
Email:	steven.orbuch@sculptor.com

and:

Address:	9 West 57th Street, 40th Floor New York, New York 10019 Attention: Real Estate Asset Management
E-mail:	sreassetmgmt@sculptor.com

with a copy to:

Address:	Duval & Stachenfeld LLP 555 Madison Avenue, 6th Floor New York, New York 10022 Attention: Christopher Gorman, Esq. and File Manager File No.: 3922.0024
E-mail:	cgorman@dsllp.com

SCULPTOR DIVERSIFIED REIT OPERATING PARTNERSHIP LP, a Delaware limited partnership		$18,318,942.16	67.0%

Address:	9 West 57th Street, 40th Floor New York, New York 10019 Attention: Steven E. Orbuch
E-mail:	steven.orbuch@sculptor.com

and:

Address:	9 West 57th Street, 40th Floor New York, New York 10019 Attention: Real Estate Asset Management
E-mail:	sreassetmgmt@sculptor.com

with a copy to:

Address:	Bryan Cave Leighton Paisner LLP 1290 Avenue of the Americas New York, New York 10104 Attention: Ronald Emanuel, Esq.
E-mail:	rbemanuel@bclplaw.com

Schedule 4.1(a)

Unanimous Actions

1.       Amend the Certificate.

2.       Amend this Agreement in violation of Section 10.10.

3.       Dissolve the Company other than in accordance with Section 8.1.

4.       Admit new members to the Company in a manner that dilutes the Fund 3 Member’s Percentage Interest by a higher percentage than the percentage by which the Majority Member’s Percentage Interest is diluted in connection with such admission.

5.       Cause the Company to enter into any agreement or transaction with any Affiliate of the Majority Member, if such agreement is not on market (or more favorable to the Company) terms.

6.       Cause the Company to merge with any other Person other than in accordance with Section 9.2.